                                                                  Exhibit 99.1
For Immediate Release
---------------------
April 12, 2007

          NORDSTROM SAME-STORE SALES FOR MARCH INCREASE 15.0 PERCENT

     SEATTLE - April 12, 2007 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $803.2 million for the five-week period ending April 7, 2007, an increase of 14.2 percent compared to sales of $703.2 million for the five-week period ending April 1, 2006. Same-store sales increased 15.0 percent.
     Preliminary quarter-to-date sales of $1.35 billion increased 12.3 percent compared to sales of $1.20 billion in 2006. Quarter-to-date same-store sales increased 12.6 percent.
     The 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007. The month of March in fiscal 2007 began and ended one week later than in fiscal 2006. This timing shift positively impacted reported sales results for March 2007, and is expected to have a negative impact on April 2007 sales results. We expect the same-store sales rate for April 2007 to be below the first quarter 2007 planned mid-single digit growth rate. Throughout the remainder of fiscal 2007, the timing shift caused by the 53rd week in fiscal 2006 is anticipated to impact the cadence of monthly same-store sales results, because normal sales trends, events and holiday periods are aligned differently than last year.

SALES RECORDING
     To hear Nordstrom's prerecorded March sales message, please dial (402) 220-6036. This recording will be available for one week.


SALES SUMMARY                           Total Sales (1)                  Same-store Sales
(unaudited; $ in millions)              -----------                      ----------------
                                Fiscal       Fiscal    Percent        Total    Full-line   Rack
                                2007         2006      Increase       Retail   Stores      Stores
                                ------       ------    --------       ------   ---------   ------
March                           $803.2       $703.2     14.2%          15.0%     13.8%      15.8%

Quarter-to-date               $1,349.8     $1,202.3     12.3%          12.6%     11.0%      14.3%
Number of stores
     Full-line                    98           99
     Rack and other               57           57
     International Faconnable
      boutiques                   36           33
                                 ---          ---
     Total                       191          189
Gross square footage      20,170,000   20,214,000

(1) Same-store sales results exclude the impact of the January 2007 closure of the Crossroads Plaza Mall full-line store in Salt Lake City, Utah, in preparation for its planned relocation in 2011. Total sales results include the impact of this store closure.

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next three months is currently planned as follows:

                  April Sales Release           Thurs., May 10, 2007
                  First Quarter Earnings        Thurs., May 17, 2007
                  May Sales Release             Thurs., June 7, 2007
                  June Sales Release            Thurs., July 12, 2007

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 155 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 98 full-line stores, 50 Nordstrom Racks, four Faconnable boutiques in the United States, one free-standing shoe store, and two clearance stores. Nordstrom also operates 36 Faconnable boutiques in Europe. In addition, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
Investor Contact:                           Media Contact:
RJ Jones, 206-303-3007                      Deniz Anders, 206-373-3038

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results for the company's fiscal year ending February 2, 2008, anticipated sales results and same-store sales rate for April 2007, and trends in company operations.
Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the impact of economic and competitive market forces, the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry, the company's ability to predict fashion trends, consumer apparel buying patterns, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, the timely completion of construction associated with newly planned stores, changes in government or regulatory requirements, the company's ability to control costs, weather conditions and hazards of nature. Our SEC reports, including our Form 10-K for the fiscal year ended February 3, 2007, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.